EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 11, 2024 in the Registration Statement on Post-Effective Amendment NO.1 to Form F-1, under the Securities Act of 1933 (File No. 333-275413) with respect to the balance sheets of HW Electro Co., Ltd. (the “Company”) as of September 30, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
March 11, 2024	Certified Public Accountants
PCAOB ID: 1171